UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of	(Commission	(I.R.S. Employer Identification No.)
incorporation or organization)	File Number)

30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (312) 630-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of Shareholders on May 26, 2016, the following number of votes were cast for the matters indicated.

  Election of Directors.

The following directors received the following votes and were elected:

  For the election of eight Directors of TDS by the holders of Series A Common Shares and Preferred Shares:
Nominee	For	Withhold	Broker Non-vote

LeRoy T. Carlson, Jr.	71,159,473	-	9,020

Letitia G. Carlson, M.D.	71,159,473	-	9,020

Prudence E. Carlson	71,159,473	-	9,020

Walter C.D. Carlson	71,159,473	-	9,020

Kenneth R. Meyers	71,159,473	-	9,020

Christopher D. O'Leary	71,159,473	-	9,020

Herbert S. Wander	71,159,473	-	9,020

David A. Wittwer	71,159,473	-	9,020

  For the election of four Directors of TDS by the holders of Common Shares:
Nominee	For	Withhold	Broker Non-vote

Clarence A. Davis	87,074,300	5,538,654	3,583,642

George W. Off	74,548,686	18,064,268	3,583,642

Mitchell H. Saranow	76,697,723	15,915,231	3,583,642

Gary L. Sugarman	87,059,066	5,553,888	3,583,642

  Proposal to ratify the selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for 2016.

This proposal received the following votes and was approved:

For	Against	Abstain	Broker Non-vote

122,991,356	224,844	19,855	-

  Proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in TDS‘ Proxy Statement dated April 13, 2016 (commonly known as “Say-on-Pay”).

This proposal received the following votes and was approved:

For	Against	Abstain	Broker Non-vote

119,556,166	1,615,692	115,487	1,948,709

  Shareholder Proposal to recapitalize TDS’ outstanding stock to have an equal vote per share.

This proposal received the following votes and was defeated:

For	Against	Abstain	Broker Non-vote

36,141,059	85,063,584	82,703	1,948,709

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date:	June 1, 2016

		By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President-Finance and Chief Accounting Officer
(principal financial officer and principal accounting officer)